UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2005

PAINCARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	1-14160	06-1110906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 N. Orange Avenue, Ste. 105, Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 367-0944

Registrant’s facsimile number, including area code: (407) 367-0950

Registrant’s Website address:  www.paincareholdings.com

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

We announced today that we have entered into an agreement to acquire all of the assets of Center for Pain Management ASC, LLC (CPMASC).  The purchase price for the assets of CPMASC is a total of $15 million in a combination of $3,750,000 cash, 1,021,942 restricted shares of common stock of PainCare, and a promissory note in the principal amount of $7,500,000 payable in 1 year.  The acquisition is subject to the receipt of required regulatory approvals.

Pursuant to the terms of the Asset Purchase Agreement, commencing on the execution date of the Asset Purchase Agreement and continuing until the closing (the “Transition Period”), PainCare shall provide CPMASC with transitional management assistance.  In consideration therefore and subject to the closing, PainCare shall be entitled to a management fee equal to all of the financial and economic benefits of the purchased assets that accrue during the Transition Period, including, but in no way limited to, the recognition of the profits and losses attributable to the purchased assets and the right to receive the revenues and cash flows associated with the purchased assets; provided, however, in the event the closing is not consummated, the management fee shall be refunded by PainCare to CPMASC and the parties shall return to the status quo as of the time immediately preceding the execution date of the Asset Purchase Agreement.

CPMASC operates centers located in Baltimore, Glen Burnie, Hagerstown and Rockville, Maryland.

Dr. Marc Loev, a managing member of CPMASC, was previously a managing member of The Center for Pain Management, LLC, an entity acquired by PainCare in December 2004.

A copy of the Asset Purchase Agreement is filed herewith.

Item 7.01

Regulation FD Disclosure.

A copy of the Company’s press release regarding the foregoing is filed herewith with respect to all matters contained therein with the exception of the second sentence of the fourth paragraph of the press release, which is hereby furnished.

Item 9.01

Financial Statements and Exhibits.

(d)	Exhibits
	99.1	Asset Purchase Agreement dated September 26, 2005
	99.2	Copy of press release of the Company dated September 26, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 26, 2005

PAINCARE HOLDINGS, INC.

BY:

/s/ RANDY LUBINSKY

Chief Executive Officer and Director